Exhibit 99.1 1900 Grant Street Suite 720 Denver, CO 80203 (303) 951-7920

FOR IMMEDIATE RELEASE
Contact:
MDC GROUP
David Castaneda
414.351.9758

Lilis Energy Appoints G. Tyler Runnels To Its Board of Directors, and Engages Marcum LLP As Its New Auditor

DENVER, December 1, 2014 -- Lilis Energy, Inc. (Nasdaq:LLEX), an oil and gas exploration and production company focused on development in the Wattenberg Field and surrounding areas of the Denver-Julesburg (DJ) Basin, announces the appointment of G. Tyler Runnels to its Board of Directors, and the engagement of Marcum LLP as its new auditor. Marcum LLP is nationally ranked #15 overall, and in the top 10 SEC Audit Practices nationally. Marcum LLP is replacing Hein & Associates, LLP as the Company’s auditor. There are no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Mr. Runnels is the Chairman & Chief Executive Officer of T.R. Winston & Company, that has led over $65 million of financing for Lilis Energy. Mr. Runnels reported his ownership of 8.99% of Lilis Energy’s stock on Form 13D, filed on October 10, 2014. There are no special arrangements with the company relative to Mr. Runnels’ appointment. Mr. Runnels’ Director compensation will be $1 per year.

Mr. Runnels has been with T.R. Winston & Company since 1990 and became its Chairman and Chief Executive Officer in 2003, when he acquired control of the firm. Mr. Runnels has over 30 years of investment banking experience and has led over $2 billion of debt and equity financings, mergers and acquisitions, initial public offerings, bridge financings, and financial restructurings across a variety of industries, including oil and gas, healthcare, business services, manufacturing, media and technology. Mr. Runnels serves on the Pepperdine University President’s Campaign Cabinet. Mr. Runnels received a B.S. and MBA from Pepperdine University and he holds FINRA Series 7, 24, 55, 63 and 79 licenses.

About Marcum LLP

Marcum LLP, headquartered in New York City, is one of the largest independent public accounting and advisory services firms in the United States. Ranked #15 nationally and in the top 10 SEC Audit Practices nationally, Marcum LLP offers the resources of 1,300 professionals, including over 160 partners, in 22 offices throughout the U.S., Grand Cayman and China.

About Lilis Energy, Inc.

Lilis Energy, Inc. is a Denver-based independent oil and gas exploration and production company that operates in the Denver-Julesburg (DJ) Basin where it holds approximately 93,000 gross, 84,000 net acres. Lilis Energy's near-term E&P focus is to grow reserves and production in its Wattenberg Field acreage targeting the Niobrara benches and Codell Sandstone. For more information, please contact MDC Group (414) 351-9758 or visit www.lilisenergy.com.

Forward Looking Statements

This press release may include or incorporate by reference "forward-looking statements" as defined by the SEC, including statements, without limitation, regarding Lilis Energy's expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things Lilis Energy's intention to file all delinquent Exchange Act reports by January 2, 2015, its intention to submit a plan of compliance to NASDAQ to maintain its listing by December 4, 2014, and its near-term E&P focus on its Wattenberg Field acreage. These statements are qualified by important factors that could cause Lilis Energy's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to Lilis Energy's ability to finance its continued exploration and drilling operations and the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in Lilis Energy's reports and registration statements filed with the SEC.